SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 8-K/A-1

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: September 7, 2000
                        (Date of earliest event reported)

                                  PEAPOD, INC.
             (Exact name of Registrant as Specified in its Charter)

             Delaware                    0-22557                36-4118175
  (State or Other Jurisdiction      (Commission File         (I.R.S. Employer
of Incorporation or Organization)        Number)          Identification Number)

                    9933 Woods Drive, Skokie, Illinois 60077
               (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (847) 583-9400

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Item 2.   Acquisition or Disposition of Assets

     On September 7, 2000, Registrant entered into an Asset Purchase Agreement (the "Purchase Agreement') with Streamline.com, Inc., Beacon Home Direct, Inc. and Streamline Mid-Atlantic, Inc. (collectively, the "Sellers") pursuant to which Registrant acquired from Sellers substantially all of the assets and product on hand of two warehouses, located in Lake Zurich, Illinois and Gaithersburg, Maryland for $11,612,000 in cash and the assumption of capital leases and other obligations in the amount of $6,659,000. A copy of the Purchase Agreement is filed as Exhibit 2.1 hereto. A copy of the press release announcing the transaction is filed as Exhibit 99.1 hereto.

     Registrant  hereby  amends  the  following  items,   financial  statements,
exhibits or other portions of its Current Report on Form 8-K, originally filed with the Securities and Exchange Commission on September 12, 2000.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

(a)       Financial Statements of Beacon Home Direct, Inc.:
          -------------------------------------------------

          Report of  Independent  Accountants,  as of and  for  the  year  ended
               December 31, 1999

          Report of  Independent  Accountants,  as of and  for  the  year  ended
               December 31, 1998

          Balance  Sheets  at  December  31,  1999 and  1998  and June 30,  2000
               (unaudited)

          Statements of Operations for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 (unaudited) and 2000 (unaudited)

          Statements of Deficit for the years ended December 31, 1998 and 1999 and the six months ended June 30, 2000 (unaudited)

          Statements of Cash Flows for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 (unaudited) and 2000 (unaudited)

          Notes to Financial Statements

(b)       Unaudited Pro Forma Financial Information:
          ------------------------------------------

          Pro Forma Balance Sheet as of June 30, 2000

          Pro Forma Statements of Operations for the year ended December 31, 1999 and for the six months ended June 30, 2000

          Notes to Pro Forma Financial Statements

(c)       Exhibits:
          ---------

          2.1 Asset Purchase Agreement among Peapod, Inc., Streamline.com, Inc., Beacon Home Direct, Inc. and Streamline Mid-Atlantic, Inc. dated as of September 7, 2000

          23.1 Consent of KPMG LLP

          23.2 Consent of Arthur Andersen LLP

          99.1 Press Release of Registrant dated September 7, 2000*

------------
* Previously filed (incorporated by reference to the Form 8-K dated September 7, 2000 and filed on September 12, 2000).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

We have audited the accompanying balance sheet of BEACON HOME DIRECT, INC. (an Illinois corporation), d/b/a Scotty's Home Market, as of December 31, 1999, and the related statements of operations, deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beacon Home Direct, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Chicago, Illinois
November 17, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

We have audited the accompanying balance sheet of BEACON HOME DIRECT, INC. (an Illinois corporation), d/b/a Scotty's Home Market, as of December 31, 1998, and the related statements of operations, deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require us to plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation of the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beacon Home Direct, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Chicago, Illinois
March 5, 1999

                            BEACON HOME DIRECT, INC.
                           D/B/A SCOTTY'S HOME MARKET

                                 Balance Sheets

                          December 31, 1998 and 1999,
                    and year ended June 30, 2000 (unaudited)

                                                                                                    JUNE 30, 2000
                         ASSETS                                          1998            1999        (UNAUDITED)
                                                                     ------------    ------------    ------------
Current assets:
   Cash and cash equivalents                                         $  7,240,405         237,719         650,745
   Accounts receivable                                                     13,990          33,926          67,409
   Inventory                                                              326,960         368,091         471,492
   Current portion of deferred loss on sale leaseback                          --              --          62,707
   Prepaid expenses and other current assets                              155,855         542,181         528,779
                                                                     ------------    ------------    ------------

         Total current assets                                           7,737,210       1,181,917       1,781,132

Property and equipment, net                                               404,908      11,193,385       6,377,300
Purchased and capitalized software, net                                   208,423       1,519,442       1,034,107
Goodwill, net                                                              94,668          86,436          82,320
Deferred loss on sale leaseback, less current portion                          --              --       1,160,616
Other assets                                                              103,519         145,590         485,893
                                                                     ------------    ------------    ------------

         Total assets                                                $  8,548,728      14,126,770      10,921,368
                                                                     ============    ============    ============

                         LIABILITIES AND DEFICIT

Current liabilities:
   Line of credit                                                    $         --       3,600,000              --
   Mortgage note payable                                                       --       3,831,658              --
   Accounts payable                                                        85,443         217,557         182,373
   Accrued expenses                                                       731,408       1,562,017         874,866
   Current portion of capital lease obligations                            87,009         538,724         843,290
   Due to Streamline.com, Inc.                                                 --              --      10,342,511
                                                                     ------------    ------------    ------------

         Total current liabilities                                        903,860       9,749,956      12,243,040

Capital lease obligations, less current portion                           108,652       3,269,309       4,494,270
                                                                     ------------    ------------    ------------

         Total liabilities                                              1,012,512      13,019,265      16,737,310
                                                                     ------------    ------------    ------------
Convertible redeemable Series A cumulative
  preferred stock, $0.001 par value;
   Authorized: 50,000 shares at December 31, 1998 and 1999
     and 0 shares at June 30, 2000
   Issued and outstanding: 10,000 shares at December 31, 1998
     and 1999 and 0 shares at June 30, 2000                             9,414,069       9,914,069              --

Deficit:
   Common stock, no par value;
    Authorized: 20,000,000 shares at December 31, 1998 and 1999 and 0 shares at June 30, 2000
    Issued and outstanding: 5,442,384, 5,528,154, and 0 shares at December 31, 1998, December 31, 1999, and
      June 30, 2000, respectively                                       4,706,603       4,801,808              --
    Additional paid-in capital                                             21,393         122,762              --
    Warrants                                                               43,904         380,650              --
    Accumulated deficit                                                (6,649,753)    (14,111,784)             --
    Net divisional deficit                                                     --              --      (5,815,942)
                                                                     ------------    ------------    ------------

         Total deficit                                                 (1,877,853)     (8,806,564)     (5,815,942)
                                                                     ------------    ------------    ------------

         Total liabilities and deficit                               $  8,548,728      14,126,770      10,921,368
                                                                     ============    ============    ============

See accompanying notes to financial statements.

                            BEACON HOME DIRECT, INC.
                           D/B/A SCOTTY'S HOME MARKET

                            Statements of Operations

                     Years ended December 31, 1998 and 1999,
       and six months ended June 30, 1999 (unaudited) and 2000 (unaudited)

                                                                                                   (UNAUDITED)
                                                           YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                                        -----------------------------     -----------------------------
                                                            1998             1999             1999             2000
                                                        ------------     ------------     ------------     ------------
Revenue:
   Product and service revenue, net                     $  5,429,990        7,295,833        3,364,419        4,810,773
   Delivery fees                                             151,864          155,600           74,213           72,044
                                                        ------------     ------------     ------------     ------------

        Total revenue                                      5,581,854        7,451,433        3,438,632        4,882,817
                                                        ------------     ------------     ------------     ------------

Operating expenses:
   Cost of revenue                                         3,972,863        5,121,513        2,372,566        3,318,339
   Fulfillment center operations                           2,323,830        2,470,665        1,288,704        2,071,449
   Sales and marketing                                       699,951        1,931,356        1,035,203        2,205,583
   Technology systems and development                        498,282        1,114,801          391,524        1,129,690
   General and administrative                              1,762,755        3,615,452        1,482,062        2,672,879
                                                        ------------     ------------     ------------     ------------

        Total operating expenses                           9,257,681       14,253,787        6,570,059       11,397,940
                                                        ------------     ------------     ------------     ------------

        Loss from operations                              (3,675,827)      (6,802,354)      (3,131,427)      (6,515,123)
                                                        ------------     ------------     ------------     ------------

Other income (expense):
   Interest income                                            89,239          148,897          116,889               39
   Interest expense                                          (56,715)        (312,221)         (16,938)        (409,633)
   Other                                                       1,609            3,647            1,913            1,270
                                                        ------------     ------------     ------------     ------------

        Total other income (expense), net                     34,133         (159,677)         101,864         (408,324)
                                                        ------------     ------------     ------------     ------------

        Net loss                                          (3,641,694)      (6,962,031)      (3,029,563)      (6,923,447)
                                                                                                           ============

Dividends on preferred stock                                 117,808          500,000          250,000
                                                        ------------     ------------     ------------

        Net loss attributable to common stockholders    $ (3,759,502)      (7,462,031)      (3,279,563)
                                                        ============     ============     ============

See accompanying notes to financial statements.

                            BEACON HOME DIRECT, INC.
                           D/B/A SCOTTY'S HOME MARKET

                              Statements of Deficit

                Unaudited for the six months ended June 30, 2000

                                           COMMON STOCK
                                    -------------------------    ADDITIONAL                                  NET
                                                    NO PAR        PAID-IN                   ACCUMULATED   DIVISIONAL       TOTAL
                                       SHARES        VALUE        CAPITAL      WARRANTS       DEFICIT       DEFICIT       DEFICIT
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
Balance, December 31, 1997            3,980,434   $ 2,778,375        11,142        40,000    (2,890,251)           --       (60,734)
Dividends on preferred stock                 --            --            --      (117,808)           --            --      (117,808)
Exercise of warrants                    150,000       111,500            --            --            --            --       111,500
Issuance of options and warrants
   for the purchase of common stock          --            --        10,251         3,904            --            --        14,155
Sale of common and preferred stock    1,311,950     1,816,728            --            --            --            --     1,816,728
Net loss                                     --            --            --            --    (3,641,694)           --    (3,641,694)
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------

Balance, December 31, 1998            5,442,384   $ 4,706,603        21,393        43,904    (6,649,753)           --    (1,877,853)
Options exercised                        85,770        95,205            --            --            --            --        95,205
Dividends on preferred stock                 --            --            --            --      (500,000)           --      (500,000)
Stock-based compensation                     --            --       101,369       336,746            --            --       438,115
Net loss                                     --            --            --            --    (6,962,031)           --    (6,962,031)
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------

Balance, December 31, 1999            5,528,154   $ 4,801,808       122,762       380,650   (14,111,784)           --    (8,806,564)
Conversion of common and
   preferred stock in connection
   with merger (unaudited)           (5,528,154)   (4,801,808)     (122,762)     (380,650)   14,111,784     1,107,505     9,914,069
Net loss (unaudited)                         --            --            --            --            --    (6,923,447)   (6,923,447)
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------

Balance, June 30, 2000 (unaudited)           --   $        --            --            --            --    (5,815,942)   (5,815,942)
                                    ===========   ===========   ===========   ===========   ===========   ===========   ===========

See accompanying notes to financial statements.

                            BEACON HOME DIRECT, INC.
                           D/B/A SCOTTY'S HOME MARKET

                            Statements of Cash Flows

                     Years ended December 31, 1998 and 1999,
       and six months ended June 30, 1999 (unaudited) and 2000 (unaudited)

                                                                                                   (UNAUDITED)
                                                           YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                                            1998             1999             1999             2000
                                                        ------------     ------------     ------------     ------------
Cash flows from operating activities:
   Net loss                                             $ (3,641,694)      (6,962,031)      (3,029,563)      (6,923,447)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
       Depreciation and amortization                         169,097          334,898          120,995          995,720
       Non-cash loss and impairment on fixed assets          324,909           30,817           30,817               --
       Amortization of goodwill and other assets              25,871            8,232            4,116            4,116
       Non-cash expense for options and warrants              10,251          438,115          336,746               --
       Amortization of loss on sale leaseback                     --               --               --           30,817
       Changes in assets and liabilities:
         Accounts receivable                                    (349)         (19,936)           6,891          (33,483)
         Inventory                                          (118,035)         (41,131)        (138,658)        (103,401)
         Prepaid expenses and other current assets           (75,005)        (386,326)           1,148           13,402
         Other assets                                        (71,560)         (42,071)         (48,941)        (340,303)
         Accounts payable                                    (85,207)         132,114          102,466          (35,184)
         Accrued expenses                                    555,835          830,609          584,462         (687,151)
                                                        ------------     ------------     ------------     ------------

           Net cash used in operating activities          (2,905,887)      (5,676,710)      (2,029,521)      (7,078,914)
                                                        ------------     ------------     ------------     ------------

Cash flows from investing activities:
   Purchases of property and equipment                      (171,344)      (7,285,138)      (2,438,422)        (253,374)
   Additions to purchased and capitalized software          (181,950)      (1,380,493)        (457,967)         (88,924)
   Net proceeds from sale leaseback                               --               --               --        1,445,019
                                                        ------------     ------------     ------------     ------------

           Net cash used in investing activities            (353,294)      (8,665,631)      (2,896,389)       1,102,721
                                                        ------------     ------------     ------------     ------------

Cash flows from financing activities:
   Proceeds from sale of common stock, net of
     issuance costs                                        1,816,728               --               --               --
   Proceeds from sale of preferred stock and
     warrant, net of issuance costs                        9,300,165               --               --               --
   Proceeds from the exercise of warrants                    111,500               --               --               --
   Proceeds from the exercise of stock options                    --           95,205               --               --
   Net borrowings (repayments) under line of credit               --        3,600,000        1,500,000       (3,600,000)
   Proceeds from mortgage note payable                            --        5,200,000               --               --
   Payments on mortgage note payable                              --       (1,368,342)              --               --
   Proceeds from notes payable                               925,719               --               --               --
   Payments on notes payable                              (1,618,293)              --               --               --
   Advances from Streamline.com, Inc.                             --               --               --       10,342,511
   Principal payments on capital lease obligations           (36,906)        (187,208)         (24,184)        (353,292)
                                                        ------------     ------------     ------------     ------------

           Net cash provided by financing activities      10,498,913        7,339,655        1,475,816        6,389,219
                                                        ------------     ------------     ------------     ------------

           Net increase (decrease) in cash
             and cash equivalents                          7,239,732       (7,002,686)      (3,450,094)         413,026

Cash and cash equivalents, beginning of period                   673        7,240,405        7,240,405          237,719
                                                        ------------     ------------     ------------     ------------

Cash and cash equivalents, end of period                $  7,240,405          237,719        3,790,311          650,745
                                                        ============     ============     ============     ============

Supplemental disclosure of cash flow information -
   cash paid for interest                               $     56,715          297,856           16,602          405,833

Supplemental disclosure of non-cash investing and
   financing activities:
     Assets acquired with capital lease obligations     $    181,684        3,799,580           23,471        1,943,354
     Proceeds of sale leaseback remitted directly to
       repay mortgage note                                        --               --               --        3,831,658

See accompanying notes to financial statements.

1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Beacon Home Direct, Inc. d/b/a/ Scotty's Home Market (the Company) was incorporated in November 1994, and is the successor to a business originally founded in 1991. The Company is an interactive on-line grocery shopping and home delivery service that provides its customers time savings, convenience and personalized consumer direct services. The Company markets both branded and proprietary products for sale to its customers. All orders are fulfilled at the Company's distribution center, located in suburban Chicago, Illinois, and delivered to customers in the Company's own specialized fleet of delivery vehicles.

On October 18, 1999, the Company entered into an Agreement and Plan of Merger and Reorganization (the Agreement) with a wholly owned subsidiary of Streamline.com, Inc. (Streamline). The merger was consummated on January 5, 2000, at which time each share of the Company's common stock and convertible preferred stock (on an as-converted basis) issued and outstanding immediately prior to the consummation of the merger automatically converted into .3884 shares of Streamline common stock. As a result of the merger, 3,710,456 shares of Streamline common stock were issued to the former holders of the Company's common stock and convertible preferred stock. Additionally, outstanding warrants and options to acquire the Company's common stock were converted into warrants and options to acquire approximately 597,595 shares of Streamline common stock. Prior to the closing of the merger, the holder of 10,000 shares of the Company's Series A preferred stock converted those shares into 3,787,879 shares of the Company's common stock. As part of this conversion, all dividends previously accrued for the Series A preferred stock were cancelled pursuant to the Company's Articles of Incorporation.

Following the combination, which was approved by the board of directors of both companies, the Company operated as a division of Streamline.com, Inc. The combination was accounted for by Streamline as a pooling of interests. The accompanying unaudited interim financial information as of and for the period from January 5, 2000 to June 30, 2000 reflect only the financial position, operations, and cash flows of the Scotty's Home Market division of Streamline.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

     INVENTORY

     The Company uses the first-in, first-out method for costing its inventory, which consists of grocery products held for resale.

     PROPERTY AND EQUIPMENT

     Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets. Major repairs, which extend the useful life of an asset, are charged to the property and equipment accounts. Routine maintenance and repairs are charged against earnings. The cost of property and equipment retired or sold and the related accumulated depreciation are removed from the accounts and any related gain or loss is included in earnings.

     Depreciation and amortization are provided over the following estimated service lives:

        ASSET DESCRIPTION                               LIFE
     ---------------------------------              ----------

     Computer equipment                                5 years
     Furniture and fixtures                         7-10 years
     Refrigeration equipment                        7-10 years
     Vehicles                                          5 years

     The  cost  and  accumulated   depreciation   for  equipment   leased  under
     capitalized leases are included in property and equipment. Depreciation is recorded over the life of the lease or the service life of the asset.

     CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     The costs of internally developed software are capitalized in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and begins when the conceptual formulation, evaluation and testing of possible software project alternatives have been completed. Pilot projects and projects where expected future economic benefits are less than probable are not capitalized. Internally developed software costs include the cost of software licenses used in the development of the Company's systems, as well as payroll and consulting costs. Capitalized costs totaled $147,135 and $1,370,481 and $88,924 for the years ended December 31, 1998 and 1999, and for the six months ended June 30, 2000, respectively.

     GOODWILL

     Goodwill is being amortized on a straight-line basis over its estimated useful life of 15 years. Accumulated amortization as of December 31, 1998 and 1999 and June 30, 2000, was $28,812, $37,044, and $41,160,
     respectively. The Company periodically evaluates the carrying value of goodwill for possible impairment based upon expected future undiscounted operating cash flows. Amortization expense for the years ended December 31, 1998 and 1999 and for the six months ended June 30, 1999 and 2000 was $8,232 and $8,232 and $4,116 and $4,116, respectively.

     INCOME TAXES

     Prior to October 6, 1998, the Company elected to be taxed as an S Corporation. As a result, income (loss) of the Company was taxable to the shareholders. On October 6, the Company's S Corporation status was terminated and the Company became a C Corporation. Income taxes are accounted for in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     STOCK OPTION PLANS

     The Company  accounts for its option plans in  accordance  with  Accounting
     Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." As such, compensation expense would be recorded on the date of grant only if the fair market value of the stock exceeded the exercise price. The Company provides pro forma disclosure of net income as required under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments based on the fair value method of accounting.

     REVENUE RECOGNITION

     Grocery sales are recognized when the grocery order is delivered to the customer. Grocery sales are recorded net of discounts of $142,343 in 1998, $195,689 in 1999, $69,478 for the six months ended June 30, 1999 and $46,323 for the six months ended June 30, 2000. The delivery fee, if any, is also recognized upon delivery to the customer.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INTERIM FINANCIAL STATEMENTS

     The financial statements of the Company for the six months ended June 30, 1999 and as of and for the six months ended June 30, 2000 and related footnote information are unaudited. All adjustments consisting only of normal recurring adjustments have been made which, in the opinion of management, are necessary for a fair presentation of the interim financial information. Results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for any future period.

3.   PROPERTY AND EQUIPMENT

Property and equipment, net, consists of the following:

                                          DECEMBER 31,               JUNE 30,
                                     1998             1999             2000
                                                                   (unaudited)
                                 ------------     ------------     ------------
Computer equipment               $    183,364     $    904,272     $  1,184,859
Furniture and fixtures                116,466        2,029,084        3,244,376
Vehicles                              215,351          634,615        1,215,867
Refrigeration equipment                13,845          877,575        1,380,853
Construction in progress                    0        6,950,704                0
                                 ------------     ------------     ------------
                                      529,026       11,396,250        7,025,955
Accumulated depreciation
   and amortization                  (124,118)        (202,865)        (648,655)
                                 ------------     ------------     ------------
                                 $    404,208     $ 11,193,385     $  6,377,300
                                 ============     ============     ============

At December 31, 1998 and 1999 and June 30, 2000, the costs of fixed assets held under capital leases and included above amounted to $268,775, $3,972,722 and $5,916,076, respectively, and accumulated amortization related to such assets amounted to $20,624, $118,695 and $421,719, respectively.

4.   RELATED PARTY TRANSACTIONS

For the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000, the Company purchased $538,852 and $557,630 and $251,819 and
$330,737, respectively, of product from a vendor that is owned by a relative of a management employee and option holder of the Company.

A director of the Company, who is also a shareholder, is employed by the Company's investment advisory firm. In October 1998, this firm was paid approximately $600,000 for fees relating to the sale of the Company's Series A preferred stock.

The due to Streamline.com, Inc. liability balance reflects net advances received from Streamline to fund operating activities and capital expenditures during the six months ended June 30, 2000.

5.   DEBT

The Company maintained a line of credit arrangement with a bank that provided for maximum borrowings of $1,500,000 and $4,800,000 for the years ended December 31, 1998 and 1999, respectively. Borrowings were secured by substantially all of the Company's assets. Interest on borrowings accrued at 0.25% above the bank's prime interest rate (7.75% and 8.75% at December 31, 1998 and 1999, respectively). As of December 31, 1998 and 1999, the Company's outstanding borrowings under the line of credit were $0 and $3,600,000, respectively. The line of credit was terminated in 2000, upon consummation of the merger described in Note 1.

In August 1999, the Company borrowed $5,120,000 under a mortgage note agreement with a bank to finance construction of a new distribution center near Chicago, Illinois. The mortgage note and accrued interest thereon was payable at the later of: (i) December 31, 1999, or (ii) upon closing of the sale leaseback transaction described in Note 11, but in no event later than February 29, 2000. Interest on the principal balance accrued at 0.5% above the bank's prime interest rate (8.75% at December 31, 1999). As of December 31, 1999, the Company's unpaid balance under this mortgage note was $3,831,658. The mortgage note was repaid in 2000 with proceeds from the sale leaseback described in Note 11.

6.   INCOME TAXES

The Company's federal and state tax net operating losses, generated since October 6, 1998, were approximately $8,117,000 as of December 31, 1999. If not used, the net operating losses expire through 2019. The Company has established a valuation allowance of approximately $392,000 and $3,053,000, at December 31, 1998 and 1999, respectively, against the deferred tax asset associated with its net operating losses. The Company has also recorded a valuation allowance of approximately $215,000 at December 31, 1998 and 1999, respectively, against the deferred tax asset related to expenses associated with relocating the operations which were not deductible for tax purposes until 2000. Realization of deferred tax assets is dependent upon generating sufficient future taxable income to absorb the tax benefits. The amount of deferred tax assets considered to be realizable could be increased if estimates of future taxable income during the carry-forward period increase. The difference between the total tax provision and the amount computed by applying statutory rates is primarily due to the change in the deferred tax asset valuation allowance.

7.   EQUITY

On October 6, 1998, the Company received $10 million from an investor in exchange for 10,000 Series A preferred shares that grant the investor certain preferential rights and a nondetachable warrant to purchase 390,430 common shares at an exercise price, subject to adjustment, of $2.64 per share. The warrant vests based on the achievement of certain performance criteria by the investor. The warrant is exercisable after the vesting date until October 6, 2008, or the effective date of a registration statement. The preferred shares may be converted into the Company's common stock at the earlier of (a) April, 2000, or (b) a conversion event (e.g., merger, sale of assets), as defined. The number of common shares into which the Series A preferred stock is convertible is $10 million divided by the Series A conversion price (currently $2.64), as defined. The Series A preferred shareholders can require the corporation to purchase their shares at the redemption price, as defined, if a fundamental change, as defined (e.g., change in control, merger, sale of assets or change in the composition of the Board), occurs.

Subsequent to October, 2001, the Company may redeem all the Series A preferred shares upon 60-day notice at the redemption price, as defined. Upon such notice, the Series A preferred shareholders have the right to convert their shares into common shares. An annual cumulative dividend of $50 per preferred share accrues to the benefit of Series A preferred shareholders, until such dividends are paid by the Board.

The convertible redeemable Series A cumulative preferred stock balance on the accompanying balance sheets includes such accrued dividends. The purchase agreement with the investor contains covenants including restrictions on indebtedness, loans or advances and transactions with holders of more than 10% of the stock of the Company. The Company was in compliance with all covenants as of December 31, 1998 and 1999.

The common stock entitles the holders to one vote per share. The Series A preferred shareholders have no voting rights.

A common stock restriction agreement provides that prior to transferring shares, a shareholder must first notify the Company and other shareholders and give them the option to purchase the shares that are being offered to the third party. The purchase price of these shares would be the lesser of the price offered by the proposed transferee or the applicable book value per share (book value is defined as the difference between the Company's assets and liabilities as of the close of the applicable calendar year, but not less than $1.00). The agreement also states that if a shareholder involuntarily has to transfer his shares to a third party (i.e., due to bankruptcy, notice of a judgment against or other indebtedness of the shareholder, etc.), the shareholder must notify the Company in writing of his intent. The Company will have the option to purchase the shares before they could be transferred at the applicable book value per share.

Effective January 5, 2000, upon consummation of the merger described in Note 1, each share of the Company's outstanding common stock automatically converted into 0.3884 shares of Streamline common stock. Each share of the Company's convertible preferred stock automatically converted into shares of Streamline common stock, based on the 0.3884 common stock conversion ratio, as if the Company's convertible preferred stock had been converted into the Company common stock immediately prior to consummation of the merger.

8.   STOCK OPTION PLAN

In October 1997, the Company adopted the Restated and Amended Beacon Home Direct, Inc. 1997 Stock Option Plan (the Plan). As of December 31, 1999, approximately 864,000 shares are reserved for issuance under the plan. The Plan provides that awards may be granted to employees, officers, directors and certain consultants of the Company. Awards may consist of non-statutory stock options and incentive stock options to purchase shares of the common stock. Incentive stock options generally vest over a three-year period and certain stock options vest immediately upon an initial public offering of the Company's common stock. The stock option grants generally expire 10 years after the date of grant. As of December 31, 1999, there were approximately 79,380 shares available for future grants under the plan. The Plan was terminated effective January 5, 2000, upon consummation of the merger described in Note 1, at which time all outstanding stock options to acquire the Company's common stock were converted into options to acquire Streamline common stock.

Stock option activity for the Company's plan is as follows:

                                ------------------------------------------------
                                     December 31,              December 31,
                                ------------------------------------------------
                                         1998                      1999
                                -----------------------  -----------------------
                                              WEIGHTED                 WEIGHTED
                                              AVERAGE                  AVERAGE
                                              EXERCISE                 EXERCISE
                                  SHARES       PRICE       SHARES       PRICE
                                ----------   ----------  ----------   ----------
Outstanding at
    beginning of period            262,500   $     1.10     618,090   $     1.16
       Granted                     368,240   $     1.21     450,400   $     3.02
       Exercised                        --           --     (85,770)  $     1.11
       Cancelled                   (12,650)  $     1.11    (197,870)  $     1.38
                                ----------               ----------

Outstanding at end of
    period                         618,090   $     1.16     784,850   $     1.91
                                ==========   ==========  ==========   ==========

Options exercisable at
    end of period                  111,566   $     1.41     208,449   $     1.28
                                ==========   ==========  ==========   ==========



The following summarizes the options outstanding at December 31, 1999:

                                            WEIGHTED
                          TOTAL            AVERAGE
                        NUMBER OF         REMAINING         NUMBER OF
                         OPTIONS         CONTRACTUAL         OPTIONS
EXERCISE PRICE         OUTSTANDING           LIFE          EXERCISABLE
--------------        -------------  --------------------  -----------

$0.55                         7,000          7.75               7,000
$1.11                       339,550          8.27             192,049
$3.00                       417,400          9.43               1,000
$3.65                        12,500          9.92                  --
$5.50                         8,400          8.71               8,400
                      -------------                        -----------

                            784,850          8.91 years       208,449
                      =============  ====================  ===========

Had the Company accounted for its stock options in accordance with SFAS No. 123, the net loss for the years ended December 31, 1998 and 1999 would have been approximately $21,000 and $129,000 higher, respectively. The pro forma disclosure is not likely to be indicative of pro forma results which may be expected in future years because of the fact that options vest over several years, compensation expense is recognized as the options vest and additional awards may also be granted. For the years ended December 31, 1998 and 1999, the Company recorded compensation expense of $10,251 and $101,369, respectively, associated with stock options, which is included in sales and marketing and technology systems and development expenses in the accompanying statements of operations.

For purposes of determining the pro forma effects of options granted, the fair value of each option is estimated on the date of grant based on the Black-Scholes option pricing model assuming, among other things, no dividend yield, expected volatility of 5% for 1998 and 1999, risk-free interest rates of 4.7% in 1998 and 5.5% in 1999 and an expected life of three years.

9.   ASSET IMPAIRMENT AND OTHER CHARGES

The highly competitive and rapidly evolving industry that the Company operates in requires continual improvement in order fulfillment. In October 1998, management developed a plan to relocate its operations during 1999. As a result, the Company incurred $220,000 in costs associated with the termination of its existing leases. This event and the expectation for continued operating losses triggered an impairment review of other long-lived assets associated with this facility. As a result, the Company adjusted the carrying value of certain long-lived assets, primarily warehouse and office equipment, to their estimated fair value of approximately $70,000, resulting in a non-cash impairment loss of approximately $320,000. These costs, which total $540,000, are included in fulfillment center operations and general and administrative expenses in the accompanying statement of operations for the year ended December 31, 1998.

10.  WARRANTS

The following table summarizes the activity related to warrants for the years ended December 31, 1998 and 1999:

                                 -----------------------------------------------
                                       December 31             December 31
                                 -----------------------------------------------
                                          1998                    1999
                                 -----------------------  ----------------------
                                               WEIGHTED                WEIGHTED
                                               AVERAGE                 AVERAGE
                                               EXERCISE                EXERCISE
                                   SHARES       PRICE       SHARES      PRICE
                                 ----------   ----------  ----------  ----------

Outstanding at
    beginning of period             400,000   $     1.09     640,430  $     2.12
       Granted                      390,430         2.64          --          --
       Exercised                   (150,000)         .74          --          --
                                 ----------               ----------
Outstanding at end of
    period                          640,430   $     2.12     640,430  $     2.12
                                 ==========   ==========  ==========  ==========

Warrants exercisable
    at end of period                250,000   $     1.30     445,215  $     1.89
                                 ==========   ==========  ==========  ==========

The weighted average fair value of the warrant granted during 1998 and vested in 1999 was calculated using the Black-Scholes option pricing model using an expected volatility of 80%, a risk-free interest rate of 4.5% and a term of nine years. This warrant, referred to in Note 7, was vested due to the achievement in May 1999 of certain performance criteria by an investor. The Company recorded $336,746 of sales and marketing costs associated with this warrant. There are approximately 190,000 additional shares that vest upon the achievement of certain performance criteria. Once these performance criteria are met, the related fair value will be calculated and the cost recorded in the year of vesting. Upon consummation of the January 5, 2000 merger described in Note 1, all outstanding warrants to acquire the Company's common stock were converted into warrants to acquire Streamline common stock.

11.  LEASES

The Company leases its office facility and various equipment under non-cancelable operating lease arrangements. Rent expense for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000, was $108,011 and $337,665, and $189,291 and $398,287, respectively.

Future annual minimum rental payments under non-cancelable lease agreements are as follows:

                                                    CAPITAL LEASES    OPERATING
FISCAL YEAR ENDING DECEMBER 31,                                         LEASES
-------------------------------                      ------------   ------------
2000                                                 $    915,476        803,243
2001                                                      949,006        728,545
2002                                                      864,793        717,839
2003                                                      805,293        673,280
2004                                                      804,167        666,250
Thereafter                                                938,638     13,302,930
                                                     ------------   ------------
                                                        5,277,373     16,892,087
                                                                    ============
Less amount representing interest                      (1,469,340)
                                                     ------------

  Present value of net minimum lease payments           3,808,033
  Less current portion of capital lease obligations      (538,724)
                                                     ------------

  Capital lease obligation, less current portion     $  3,269,309
                                                     ============

On January 5, 2000 the Company entered into a sale and leaseback transaction with an unrelated third party for its newly constructed distribution center near Chicago, Illinois. The initial gross selling price of $6.5 million was reduced by approximately $1.2 million for additional construction work performed after consummation of the sale leaseback. Concurrent with the sale, the Company leased the property back through an operating lease with an initial term of 20 years. The $1,254,000 loss on the sale has been deferred and is being amortized on a straight-line basis over the term of the lease. The Company recognized approximately $31,000 of expense on the sale leaseback for the six months ended June 30, 2000, which is reflected in fulfillment center operations expense. Future rental payments on the lease are approximately $16.6 million and are reflected above within the disclosure of future minimum rental payments under non-cancelable operating leases.

12.  EMPLOYEE BENEFIT PLAN

Effective January 1, 1999, the Company established a contributory 401(k) profit-sharing plan covering substantially all full time employees with a service period greater than 180 days. The plan allows participants to contribute up to 15% of their total compensation on a pretax basis, up to a specified amount. The Company is not required to contribute to the plan and did not make any discretionary contributions during 1999.

13.  SUBSEQUENT EVENT

On September 7, 2000, Streamline sold the assets, exclusive of cash, of certain operations, including the Scotty's Home Market division, to Peapod, Inc. (Peapod). Under the terms of the purchase agreement between Peapod and Streamline, Peapod paid approximately $11.6 million in cash and assumed approximately $6.7 million of capital lease obligations.

                             PRO FORMA CONSOLIDATED
                       FINANCIAL STATEMENTS (UNAUDITED) OF
                       PEAPOD, INC. AND ACQUIRED BUSINESS

     The following unaudited pro forma balance sheet as of June 30, 2000 and the unaudited pro forma consolidated statements of operations for the year ended December 31, 1999 and six months ended June 30, 2000 give effect to the Company's acquisition of certain assets and the assumption of liabilities from Streamline.com, Inc. The pro forma information is based on the respective historical financial statements of Peapod, Inc., giving effect to the assets acquired and liabilities assumed from Streamline.com, Inc. as of September 7, 2000 under the purchase method of accounting using the assumptions and adjustments described in the accompanying notes to unaudited pro forma financial statements. The unaudited pro forma statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000 reflect adjustments as if the acquisition had occurred on January 1, 1999. The unaudited pro forma balance sheet as of June 30, 2000 gives effect to the acquisition as if it had occurred on June 30, 2000. The financial effects of the acquisition as presented in the unaudited pro forma financial statements are not necessarily indicative of either financial position or results of operations that would have been obtained had the acquisition actually occurred on the dates set forth above, nor are they necessarily indicative of the results of future operations.

                                  PEAPOD, INC.

                   UNAUDITED CONDENSED PRO FORMA BALANCE SHEET
                                  JUNE 30, 2000
                                 (in thousands)

                                                                       ASSETS
                                                                    ACQUIRED AND
                                                                    LIABILITIES
                                                                    ASSUMED FROM
                                                                   STREAMLINE.COM,    PRO FORMA
                                                  PEAPOD, INC.           INC.        ADJUSTMENTS       PRO FORMA
                                                  ------------      ------------     ------------     ------------
                    ASSETS
Current assets:
     Cash and cash equivalents ...............    $     61,942      $         --     $    (11,612)(a) $     50,330
     Receivables, net ........................             669                56                               725
     Merchandise inventory ...................             643               731                             1,374
     Prepaid expenses ........................             733               171                               904
     Other current assets ....................           3,148                85                             3,233
                                                  ------------      ------------     ------------     ------------
         Total current assets ................          67,135             1,043          (11,612)          56,566
Property and equipment, net ..................           6,960            11,653                            18,613
Restricted cash ..............................           1,288                --                             1,288
Goodwill and other intangibles ...............              --                --            5,884(a)         5,884
Other non-current assets .....................           3,017               236                             3,253
                                                  ------------      ------------     ------------     ------------
         Total assets ........................    $     78,400      $     12,932     $     (5,728)    $     85,604
                                                  ============      ============     ============     ============
    LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Accounts payable ........................    $      6,431      $         --              $       $      6,431
     Accrued compensation ....................             870                --                               870
     Other accrued liabilities ...............          10,551               545              388(a)        11,484
     Current deferred revenue ................             439                --                               439
     Current obligations under capital lease .             662               933                             1,595
                                                  ------------      ------------     ------------     ------------
         Total current liabilities ...........          18,953             1,478              388           20,819
Obligations under capital lease,
  less current portion .......................             917             5,338                             6,255
                                                  ------------      ------------     ------------     ------------
         Total liabilities ...................          19,870             6,816              388           27,074
Redeemable preferred stock, $.01 par value;
     authorized 10,000,000 shares; 726,371
     shares of Series B convertible
     redeemable preferred stock issued at
     June 30, 2000 ...........................          64,428                                              64,428

Total stockholders' deficit ..................          (5,898)                                             (5,898)
                                                  ------------      ------------     ------------     ------------
         Total liabilities and stockholders'
           deficit ...........................    $     78,400      $      6,816     $        388     $     85,604
                                                  ============      ============     ============     ============

      See accompanying notes to unaudited pro forma financial statements.

                                  PEAPOD, INC.

              UNAUDITED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
               (in thousands, except for share and per share data)

                                                                             ASSETS
                                                                          ACQUIRED AND
                                                                          LIABILITIES
                                                                          ASSUMED FROM
                                                                         STREAMLINE.COM,      PRO FORMA
                                                         PEAPOD, INC.          INC.          ADJUSTMENTS       PRO FORMA
                                                         ------------      ------------      ------------     ------------
Net sales ..........................................     $     73,134      $      7,960      $                $     81,094
Cost of sales ......................................           55,585             5,581                             61,166
                                                         ------------      ------------      ------------     ------------
Gross profit .......................................           17,549             2,379                             19,928

Operating expenses:
     Fulfillment operations ........................           23,580             3,311                             26,891
     General and administrative, including
       system development and maintenance,
       depreciation and amortization and
       pre-opening costs ...........................           16,451             6,158             1,677(b)        24,286
     Marketing and selling .........................            7,168             2,306                              9,474
                                                         ------------      ------------      ------------     ------------
          Total operating expenses .................           47,199            11,775             1,677           60,651
                                                         ------------      ------------      ------------     ------------

Operating loss .....................................          (29,650)           (9,396)           (1,677)         (40,723)
Other income (expense):
     Net investment income (expense) ...............            1,197              (190)             (639)(c)          368
                                                         ------------      ------------      ------------     ------------
Net loss ...........................................          (28,453)           (9,586)           (2,316)         (40,355)

Dividend on preferred stock ........................                               (500)                              (500)

                                                         ------------      ------------      ------------     ------------
Net loss available to common stockholders ..........     $    (28,453)     $    (10,086)     $     (2,316)    $    (40,855)
                                                         ============      ============      ============     ============

Net loss per share available to common stockholders:
     Basic and diluted .............................     $      (1.62)                                        $      (2.33)

Shares used to compute net loss per share:
     Basic and diluted .............................       17,542,990                                           17,542,990

      See accompanying notes to unaudited pro forma financial statements.

                                  PEAPOD, INC.

              UNAUDITED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2000
               (in thousands, except for share and per share data)

                                                                              ASSETS
                                                                           ACQUIRED AND
                                                                           LIABILITIES
                                                                           ASSUMED FROM
                                                                          STREAMLINE.COM,    PRO FORMA
                                                         PEAPOD, INC.           INC.         ADJUSTMENTS       PRO FORMA
                                                         ------------      ------------      ------------     ------------
Net sales ..........................................     $     47,646      $      8,195      $                $     55,841
Cost of sales ......................................           36,790             5,651                             42,441
                                                         ------------      ------------      ------------     ------------
Gross profit .......................................           10,856             2,544                             13,400

Operating expenses:
     Fulfillment operations ........................           16,727             4,716                             21,443
     General and administrative, including
       system development and maintenance,
       depreciation and amortization and
       pre-opening costs ...........................            8,248             4,189               838(b)        13,275
     Marketing and selling .........................            2,427             3,883                              6,310
     Nonrecurring expenses .........................            5,608                                                5,608
                                                         ------------      ------------      ------------     ------------
          Total operating expenses .................           33,010            12,788               838           46,636
                                                         ------------      ------------      ------------     ------------

Operating loss .....................................          (22,154)          (10,244)             (838)         (33,236)
Other income (expense):
     Net investment income (expense) ...............             (361)             (468)             (319)(c)       (1,148)
     Non-cash interest expense .....................             (616)                                                (616)
                                                         ------------      ------------      ------------     ------------
Net loss ...........................................          (23,131)          (10,712)           (1,157)         (35,000)

Non-cash deemed dividend on preferred stock ........          (56,953)                                             (56,953)
                                                         ------------      ------------      ------------     ------------
Net loss available to common stockholders ..........     $    (80,084)          (10,712)     $     (1,157)    $    (91,953)
                                                         ============      ============      ============     ============

Net loss per share available to common stockholders:
     Basic and diluted .............................     $      (4.42)                                        $      (5.07)

Shares used to compute net loss per share:
     Basic and diluted .............................       18,125,842                                           18,125,842

       See accompanying notes to unaudited pro forma financial statements.

                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS. On September 7, 2000, the Company acquired certain assets and assumed liabilities from Streamline.com, Inc., located in Lake Zurich, Illinois (the Beacon Home Direct, Inc. facility), and Gaithersburg, Maryland (the "Maryland Warehouse"). The unaudited pro forma financial statements combine the unaudited balance sheet of Peapod, Inc. (the "Company") as of June 30, 2000 and the assets and liabilities acquired from Streamline.com, Inc. on September 7, 2000. The unaudited pro forma statement of operations for the year ended December 31, 1999 combines the audited statements of operations of the Company and Beacon Home Direct, Inc. and the unaudited statement operations of the Maryland Warehouse. The unaudited pro forma statement of operations for the six months ended June 30, 2000 combines the unaudited statements of operations of the Company, Beacon Home Direct, Inc. and the Maryland Warehouse.

2.   PRO FORMA ADJUSTMENTS.

(a) The Company acquired from Streamline.com, Inc. substantially all of the assets of Streamline's operations in Lake Zurich, Illinois, and a warehouse located in Gaithersburg, Maryland, for $11,612,000 in cash and the assumption of capital leases and other obligations in the amount of $6,659,000. The acquisition was accounted for under the purchase method. Accordingly, the purchase price has been allocated to identifiable tangible and intangible assets and liabilities assumed based on their estimated fair values. The excess of cost over net tangible assets acquired has been allocated on a preliminary basis to customer lists and employee workforce (approximately $2.5 million) which will be amortized over two to three years and to goodwill (approximately $3.4 million) which will be amortized over five years. The Company also assumed an unrelated obligation of Streamline.com, Inc. totaling $388,000 that reduced the payment for acquisition.

          The following summary presents information concerning the purchase price allocation for the warehouse acquisitions.


          Tangible assets                        $  12,387,000
          Goodwill and other intangibles             5,884,000
                                                 -------------
          Purchase price                            18,271,000
          Less liabilities assumed                  (6,659,000)
                                                 -------------
          Payment for acquisitions               $  11,612,000
                                                 =============

(b) Represents the adjustment necessary to reflect amortization of the goodwill and other intangibles acquired, as if the acquisition had occurred on January 1, 1999.

(c) Represents the adjustment necessary to reflect the additional interest expense that the Company would have incurred had the purchase occurred on January 1, 1999.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        PEAPOD, INC.

                                        By: /s/ Dan Rabinowitz
                                            ---------------------
                                            Dan Rabinowitz
                                            Senior Vice President and Chief
                                            Financial Officer

Date:  November 21, 2000

                                  EXHIBIT INDEX
Exhibit
Number    Description of Exhibit
------    ----------------------
2.1 Asset Purchase Agreement among Peapod, Inc., Streamline.com, Inc., Beacon Home Direct, Inc. and Streamline Mid-Atlantic, Inc. dated as of September 7, 2000

23.1      Consent of KPMG LLP

23.2      Consent of Arthur Andersen LLP

99.1      Press Release of Registrant dated September 7, 2000*

------------
* Previously filed (incorporated by reference to the Form 8-K dated September 7, 2000 and filed on September 12, 2000).